Exhibit 12.1


                                           Senior Housing Properties Trust
                                         Computation of Ratio of Earnings to
                            Interest (before distributions on trust preferred securities)
                                            and Earnings to Fixed Charges
                                                (dollars in thousands)

                                             Nine Months Ended
                                               September 30,                   Year Ended December 31,
                                             --------------------------------------------------------------------------
                                               2002     2001      2001      2000       1999        1998       1997
                                             --------------------------------------------------------------------------
Earnings:
Net income                                     $35,358  $11,108   $17,018    $58,437    $14,834     $46,236    $44,723
Fixed charges                                   22,537    5,649     7,334     15,366     18,768      19,293     16,958
                                             --------------------------------------------------------------------------
Adjusted earnings                              $57,895  $16,757   $24,352    $73,803    $33,602     $65,529    $61,681
                                             --------------------------------------------------------------------------

Fixed charges:
Interest                                       $20,428   $4,900    $5,879    $15,366    $18,768     $19,293    $16,958

Distributions on trust preferred securities      2,109      749     1,455          -          -           -
                                             --------------------------------------------------------------------------
Total fixed charges                            $22,537   $5,649    $7,334    $15,366    $18,768     $19,293    $16,958
                                             --------------------------------------------------------------------------
Ratio of earnings to interest                  2.8x      3.4x      4.1x      4.8x       1.8x        3.4x       3.6x
(before trust preferred distributions)
Ratio of earnings to fixed charges             2.6x      3.0x      3.3x      4.8x       1.8x        3.4x       3.6x
(includes trust preferred distributions)